Exhibit No. 11

               FIRST CITIZENS FINANCIAL CORPORATION AND SUBSIDIARY
                   UNAUDITED COMPUTATION OF PRIMARY AND FULLY
                       DILUTED EARNINGS ((LOSS) PER SHARE
                      (In thousands, except per share data)



                                                                                 Three Months Ended              Nine Months Ended
                                                                                   September 30,                    September 30,
                                                                                   -------------                    -------------
                                                                                 1996        1995(a)             1996        1995(a)
                                                                                 ----        -------             ----        -------
PRIMARY:
Net income (loss)...........................................................   $ (505)   $  1,044             $ 1,722      $ 2,945
                                                                                =====      ======               =====        =====

Shares:
Weighted average number of common shares outstanding                            2,924       2,882               2,914        2,867
Dilutive effect of exercise of stock options................................      269         282                 275          248
                                                                               ------      ------              ------       ------
Weighted average number of common shares outstanding,
 as adjusted................................................................    3,193       3,164               3,189        3,145
                                                                                =====       =====               =====        =====

Earnings (loss) per share...................................................   $ (.16)    $   .33             $   .54      $   .94
                                                                                =====       =====               =====        =====

ASSUMING FULL DILUTION:

Shares:
Weighted average number of common shares, as adjusted for
  primary computation.......................................................    3,193       3,164               3,189        3,145
Additional dilutive effect of exercise of stock options                            16           5                  16           25
                                                                               ------      ------              ------       ------
Weighted average number of common shares outstanding, as
  adjusted..................................................................    3,209       3,169               3,205        3,170
                                                                                =====       =====               =====        =====

Earnings (loss) per share...................................................   $ (.16)    $   .33             $   .54      $   .93
                                                                                =====       =====               =====        =====


     (a) Restated for the effects of a 10% stock dividend declared on April 19, 1996, which was distributed on June 3, 1996 to stockholders of record as of May 3, 1996.






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